Matthew Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Keith Trivitt (Media Contact):	(212) 715-3557;	keith.trivitt@axiscapital.com

AXIS CAPITAL REPORTS SECOND QUARTER NET INCOME OF $93 MILLION, OR $1.11 PER DILUTED COMMON SHARE; OPERATING INCOME OF $106 MILLION, or $1.27 PER DILUTED COMMON SHARE; EX-PGAAP OPERATING INCOME OF $120 MILLION, or $1.43 PER DILUTED COMMON SHARE

For the second quarter of 2018, the Company reports:

•	Combined ratio improved 4.5 points year over year

•	Return on average common equity of 8.3% and ex-PGAAP operating return on average common equity ("ex-PGAAP ROACE") of 10.7%

•	Transformation and integration initiatives on track to deliver $100 million of savings by year-end 2020
Pembroke, Bermuda, July 25, 2018 - AXIS Capital Holdings Limited ("AXIS Capital" or "the Company") (NYSE: AXS) today reported net income available to common shareholders for the second quarter of 2018 of $93 million, or $1.11 per diluted common share, compared to net income of $85 million, or $1.01 per diluted common share, for the second quarter of 2017. Net income available to common shareholders for the six months ended June 30, 2018 was $155 million, or $1.85 per diluted common share, compared to $90 million, or $1.05 per diluted common share, for the same period in 2017. Operating income1 for the second quarter of 2018 was $106 million, or $1.27 per diluted common share1, compared to operating income of $110 million, or $1.31 per diluted common share, for the second quarter of 2017. For the six months ended June 30, 2018, AXIS Capital reported operating income of $229 million, or $2.73 per diluted common share, compared to operating income of $161 million, or $1.89 per diluted common share for the same period in 2017.
Commenting on the second quarter 2018 financial results, Albert Benchimol, President /CEO of AXIS Capital, said:
"The momentum of our transformation and portfolio optimization is evidenced in our second consecutive quarter of double digit ex-PGAAP ROACE2, as we further integrate Novae into our business and enhance our operating platform to deliver superior and sustainable profitability. As a result of our strong market position, we continue to attract and retain high-quality business, allowing us to deliver better risk adjusted returns despite ongoing challenging market conditions.
In recent years, AXIS has taken a series of actions to improve efficiency and position the Company to be profitable under a wide range of market conditions. Our team’s efforts continue to gain real traction towards building a unique and differentiated hybrid underwriting platform that will drive long-term profitable growth. We still have plenty of work ahead of us, but we are showing encouraging results. We have a sound strategy focusing on attractive specialty lines, leadership and relevance in key markets, and a talented team focused on delivering outstanding expertise and service to our customers and partners in distribution, and superior results to our shareholders. As long as we remain focused on the steadfast execution of our strategy, the future for AXIS is very exciting."

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Second Quarter Highlights3

•
Gross premiums written increased by $288 million, or 21%, to $1.7 billion, with an increase of 34% in the insurance segment, primarily attributable to the acquisition of Novae Group plc ("Novae") on October 2, 2017 (the "purchase date"), and an increase of 4% in the reinsurance segment;

•
Adjusting for the impact of the Novae acquisition, gross premiums written decreased by $36 million, or 3%, with a decrease of $29 million, or 4% in the insurance segment and a decrease of $7 million, or 1% in the reinsurance segment;

•	Net premiums written increased by 5% to $1.0 billion;

KEY RATIOS	Q2 2018	Q2 2017	Change
Current accident year loss ratio excluding catastrophe and weather-related losses	61.5%	63.8%	(2.3)
Catastrophe and weather-related losses ratio	3.2%	5.1%	(1.9)
Current accident year loss ratio	64.7%	68.9%	(4.2)
Prior year reserve development	(5.1%)	(7.2%)	2.1
Net loss and loss expense ratio	59.6%	61.7%	(2.1)
Acquisition cost ratio	19.6%	20.8%	(1.2)
General and administrative expense ratio	13.9%	15.1%	(1.2)
Combined ratio	93.1%	97.6%	(4.5)

•
Underwriting income included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the purchase date. The absence of $40 million of acquisition expense related to premiums earned in the quarter benefited our acquisition cost ratio by 3.3 points.

•	Favorable prior year reserve development of $60 million (Insurance $24 million; Reinsurance $36 million, compared to $71 million;

•
Amortization of intangible assets recognized in the quarter of $57 million primarily related to value of business acquired ("VOBA"). This expense affected the Company’s operating income, but was not included in the results of the Company's insurance and reinsurance segments.

•
The Company continues to expect to deliver run-rate cost savings of $100 million related to its transformation initiative and the integration of Novae. To deliver $100 million of savings across the transformation initiative and the Novae integration by year-end 2020, the Company expects to incur cumulative pre-tax reorganization expenses of approximately $100 million, of which a total of $48 million has already been incurred since the third quarter 2017.

•	Adjusted for dividends, diluted book value per common share increased by $0.29, or 1%, for the quarter and decreased by $6.43 or 11%, over the past twelve months.

1Operating income (loss) and operating income (loss) per diluted common share are non-GAAP financial measures as defined in SEC Regulation G. The reconciliations of non-GAAP measures to the most comparable GAAP financial measures (net income (loss) available (attributable) to common shareholders and diluted earnings per common share, respectively) are provided in table above, and a discussion of the rationale for the presentation of these items is included later in this release.
2Ex-PGAAP operating income, Ex-PGAAP operating income per diluted common share and Ex-PGAAP return on average common equity are non-GAAP financial measures as defined in SEC Regulation G. The reconciliation to the most comparable GAAP financial measures, (net income (loss) available (attributable) to common shareholders, diluted earnings per common share, and annualized return on average common equity, respectively) are provided in the table above, and a discussion of the rationale for the presentation of these items is included later in this release.
3 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

	Three Months Ended June 30,
($ in thousands)	2018	2017	Change
Gross premiums written	$1,026,644	$764,202	34.3%
Net premiums written	598,179	496,109	20.6%
Net premiums earned	577,271	417,541	38.3%
Underwriting income (loss)	56,479	(2,932)	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	57.2%	60.8%	(3.6)
Catastrophe and weather-related losses ratio	4.0%	9.9%	(5.9)
Current accident year loss ratio	61.2%	70.7%	(9.5)
Prior period reserve development	(4.2%)	(4.7%)	0.5
Net loss and loss expense ratio	57.0%	66.0%	(9.0)
Acquisition cost ratio	15.7%	14.9%	0.8
Underwriting-related general and administrative expense ratio	17.7%	19.9%	(2.2)
Combined ratio	90.4%	100.8%	(10.4)
nm - not meaningful

•
Gross premiums written increased by $262 million, or 34%, which included gross premiums written of $291 million attributable to property, professional lines, marine, and credit and political risk lines associated with the acquisition of Novae. Excluding the impact of the acquisition of Novae, gross premiums written decreased by $29 million, or 4% (6% on a constant currency basis4) largely attributable to property lines following our exit from onshore energy business last year, partially offset by an increase in premiums written in professional lines driven by new business.

•
Net premiums written increased by $102 million, or 21%. Excluding the impact of the acquisition of Novae, net premiums written decreased by 16% (19% on a constant currency basis) reflecting the decrease in gross premiums written, together with an increase in premiums ceded in property and professional lines.

•
The current accident year loss ratio excluding catastrophe and weather-related losses decreased in the second quarter compared to the same period in 2017, primarily due to favorable changes in business mix (predominantly related to the acquisition of Novae), together with favorable impact of rate and trend, partially offset by an increase in attritional loss experience in property lines.

•	Pre-tax catastrophe and weather-related losses were $23 million primarily attributable to weather events this quarter, compared to $41 million in the same period in 2017.

•	Net favorable prior year loss reserve development was $24 million this quarter, compared to $20 million in the same period in 2017.

•	The acquisition cost ratio increased in the quarter due to changes in business mix.

•
Underwriting income included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the purchase date.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The absence of $38 million of acquisition expense related to premiums earned in the quarter benefited our acquisition cost ratio by 6.6 points.

•
The general and administrative expense ratio decreased in the quarter largely attributable to an increase in net premiums earned, partially offset by general and administrative expenses associated with the acquisition of Novae.

	Six Months Ended June 30,
($ in thousands)	2018	2017	Change
Gross premiums written	$1,907,492	$1,309,464	45.7%
Net premiums written	1,146,071	852,945	34.4%
Net premiums earned	1,157,330	809,504	43.0%
Underwriting income (loss)	125,920	8,731	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	55.8%	59.6%	(3.8)
Catastrophe and weather-related losses ratio	4.5%	7.6%	(3.1)
Current accident year loss ratio	60.3%	67.2%	(6.9)
Prior period reserve development	(4.1%)	(3.4%)	(0.7)
Net loss and loss expense ratio	56.2%	63.8%	(7.6)
Acquisition cost ratio	15.4%	14.4%	1.0
Underwriting-related general and administrative expense ratio	17.7%	20.8%	(3.1)
Combined ratio	89.3%	99.0%	(9.7)

•
Gross premiums written increased by $598 million, or 46%, which included gross premiums written of $593 million attributable to property, marine, professional lines, and credit and political risk lines associated with the acquisition of Novae.

•
Net premiums written increased by $293 million or 34%. Excluding the impact of the acquisition of Novae, net premiums written decreased by 8% (11% on a constant currency basis) reflecting the increase in premiums ceded in property and professional lines.

•
Underwriting income increased in the six months ended June 30, 2018 principally associated with an increase in net premiums earned, a decrease in catastrophe and weather-related losses, an increase in net favorable prior year development, a decrease in the current accident year loss ratio excluding catastrophe and weather-related losses and a decrease in general and administrative expense ratio.

•
Underwriting income included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the purchase date. The absence of $76 million of acquisition expense related to premiums earned in the quarter benefited our acquisition cost ratio by 6.6 points.

4Amounts presented on a constant currency basis are non-GAAP financial measures as defined in SEC Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts. The reconciliations to the most comparable GAAP financial measures are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Reinsurance Segment

	Three Months Ended June 30,
($ in thousands)	2018	2017	Change
Gross premiums written	$624,181	$598,125	4.4%
Net premiums written	402,276	459,908	(12.5)%
Net premiums earned	608,277	563,890	7.9%
Underwriting income (loss)	59,247	59,944	(1)%

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	65.5%	66.1%	(0.6)
Catastrophe and weather-related losses ratio	2.5%	1.6%	0.9
Current accident year loss ratio	68.0%	67.7%	0.3
Prior period reserve development	(5.9%)	(9.1%)	3.2
Net loss and loss expense ratio	62.1%	58.5%	3.6
Acquisition cost ratio	23.2%	25.2%	(2.0)
Underwriting-related general and administrative expense ratio	5.4%	6.1%	(0.7)
Combined ratio	90.7%	89.7%	1.0

•
Gross premiums written increased by $26 million, or 4%, which included gross premiums written of $33 million attributable to catastrophe, marine and aviation lines associated with the acquisition of Novae. Excluding the impact of the acquisition of Novae, gross premiums written decreased by $7 million, or 1% (2% on a constant currency basis) attributable to liability and catastrophe lines, partially offset by an increase in credit and surety lines. The decrease in liability was largely due to timing differences and a lower level of premiums written on a multi year basis. The decrease in catastrophe lines was primarily due to premium adjustments, together with a lower level of premiums written on a multi year basis and new business. The increase in credit and surety lines was largely due to favorable premiums adjustments and new business.

•
Net premiums written decreased by $58 million, or 13%, in the second quarter of 2018, compared to the same periods in 2017. Excluding the impact of the acquisition of Novae, net premiums written decreased by 21% (23% on a constant currency basis) reflecting the decrease in gross premiums written in the quarter, together with an increase in premiums ceded in accident and health, catastrophe, and agriculture lines.

•
The current accident year loss ratio excluding catastrophe and weather-related losses decreased in the second quarter primarily due favorable impact of rate and trend, partially offset by changes in business mix.

•	Pre-tax catastrophe and weather-related losses were $15 million primarily attributable to U.S. weather-related events this quarter, compared to $9 million reported during the same period in 2017.

•	Net favorable prior year reserve development was $36 million this quarter compared to $51 million in the second quarter of 2017.

•	The acquisition cost ratio decreased primarily due to changes in business mix.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•
Underwriting income included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the purchase date. The absence of $2 million of acquisition expense related to premiums earned in the quarter benefited our acquisition cost ratio by 0.2 points.

•
The general and administrative expense ratio decreased in the quarter largely attributable to arrangements with strategic capital partners, partially offset by general and administrative expenses associated with the acquisition of Novae.

	Six Months Ended June 30,
($ in thousands)	2018	2017	Change
Gross premiums written	$2,406,128	$1,964,735	22.5%
Net premiums written	1,840,255	1,612,031	14.2%
Net premiums earned	1,195,620	1,110,629	7.7%
Underwriting income (loss)	133,543	64,668	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	63.8%	66.7%	(2.9)
Catastrophe and weather-related losses ratio	1.9%	2.1%	(0.2)
Current accident year loss ratio	65.7%	68.8%	(3.1)
Prior period reserve development	(5.7%)	(6.2%)	0.5
Net loss and loss expense ratio	60.0%	62.6%	(2.6)
Acquisition cost ratio	23.7%	25.0%	(1.3)
Underwriting-related general and administrative expense ratio	5.8%	6.4%	(0.6)
Combined ratio	89.5%	94.0%	(4.5)
nm - not meaningful

•
Gross premiums written increased by $441 million, or 22%, which included gross premiums written of $83 million attributable to catastrophe, marine and aviation lines associated with the acquisition of Novae. In addition, gross premiums written increased by $358 million, or 18% (14% on a constant currency basis), attributable to motor, credit and surety, accident and health, and catastrophe lines, partially offset by a decrease in marine lines. The increase in motor was largely due to timing differences, rate increases particularly in U.K. motor business following the reduction in the Ogden Rate during the first quarter of 2017, together with new business. The increase in credit and surety lines was largely due to timing differences and favorable premiums adjustments. The increase in accident and health was largely due to new business. The increase in catastrophe lines was largely due to increased line sizes on a number of treaties, a lower level of premiums written on a multi year basis and new business. These increases were partially offset by a decrease in marine lines due to the non-renewal of a large treaty.

•
Net premiums written increased by $228 million, or 14%. Excluding the impact of the acquisition of Novae, net premiums written increased by 11% (5% on a constant currency basis) reflecting the increase in gross premiums written, partially offset by an increase in premiums ceded in accident and health, catastrophe, credit and surety lines.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•
Underwriting income increased in the six months ended June 30, 2018 principally associated with an increase in net premiums earned, a decrease in the current accident year loss ratio excluding catastrophe and weather-related losses and a decrease in general and administrative expense ratio.

•
Underwriting income included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the purchase date. The absence of $4 million of acquisition expense related to premiums earned in the quarter benefited our acquisition cost ratio by 0.3 points.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $110 million for the quarter was comparable to $106 million in second quarter of 2017, and $101 million in first quarter of 2018. Net realized and unrealized investment losses recognized in net income for the quarter were $45 million, compared to net realized investment losses of $4 million in the second quarter of 2017, and net realized and unrealized investment losses of $15 million in the first quarter of 2018.

Pre-tax total return on cash and investments5 was 0% including foreign exchange movements (0.3% excluding foreign exchange movements6), as net investment income generated in the quarter was offset by net realized and unrealized investment losses driven by an increase in U.S. Treasury rates together with the strengthening of the U.S. dollar against the euro and the pound sterling. The prior year period pre-tax total return was 1.2% including foreign exchange movements (1.0% excluding foreign exchange movements). Our fixed income portfolio book yield at June 30, 2018 was 2.8%, while the market yield was 3.4%.

5 Pre-tax total return on cash and investments includes net investment income (loss), net investment gains (losses), interest in income (loss) of equity method investments and change in unrealized investment gains (losses) generated by average cash and investment balances. Total cash and invested assets represents the total cash, fixed maturity securities, equity securities, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).
6 Pre-tax total return on cash and investments excluding foreign exchange movements is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to pre-tax total return on cash and investments, the most comparable GAAP financial measure, also included foreign exchange gains (losses) of $(59)m and $28m for the three months ended June 30, 2018 and 2017, respectively, and foreign exchange gains (losses) of $(19)m and $40m for the six months ended June 30, 2018 and 2017, respectively.

Conference Call

We will host a conference call on Thursday, July 26, 2018 at 9:30 a.m. (Eastern) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 7933287. A live, listen-only webcast of the call will also be available via the Investor Information section of our website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 10121836. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2018 is available in the Investor Information section of the Company's website.

About AXIS Capital
AXIS Capital is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at June 30, 2018 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada, and

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Latin America. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A+" ("Superior") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Website and Social Media Disclosure
We use our website (www.axiscapital.com) and our corporate Twitter (@AXIS_Capital) and LinkedIn (AXIS Capital) accounts as channels of distribution of Company information.  The information we post through these channels may be deemed material.  Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts.  In addition, you may automatically receive e-mail alerts and other information about AXIS when you enroll your e-mail address by visiting the “E-mail Alerts” in the Investor Information section of our website (www.axiscapital.com). The contents of our website and social media channels are not, however, a part of this press release.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Total capital7 at June 30, 2018 was $6.6 billion, including $1.4 billion of senior notes and notes payable and $775 million of preferred equity, compared to $6.7 billion at December 31, 2017. The decrease in total capital is attributable to an increase unrealized investment losses reported in other comprehensive income, following a decrease in the market value of our fixed income portfolio, and common share dividends declared. These decreases were partially offset by the net income generated in the six months ended June 30, 2018.

Diluted Book Value per Common Share, calculated on a treasury stock basis, decreased by $0.10 in the current quarter and by $7.98 over the past twelve months, to $52.47. The decrease in the quarter was primarily driven by unrealized investment losses reported in other comprehensive income and common share dividends declared, partially offset by the net income generated in the quarter. The decrease over the past twelve months was driven by the net loss generated during the period, unrealized investment losses reported in other comprehensive income, and common share dividends declared.

During the second quarter of 2018, the Company declared dividends of $0.39 per common share, with total dividends declared of $1.55 per common share over the past twelve months. Adjusted for dividends declared, the diluted book value per common share increased by $0.29, or 1%, for the quarter and decreased by $6.43 or 11%, over the past twelve months.

7 Total capital represents the sum of total shareholders' equity and senior notes and notes payable.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2018 (UNAUDITED) AND DECEMBER 31, 2017

	2018	2017

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,739,305	$12,622,006
Equity securities, at fair value	417,212	635,511
Mortgage loans, held for investment, at amortized cost and fair value	344,721	325,062
Other investments, at fair value	916,191	1,009,373
Equity method investments	110,488	108,597
Short-term investments, at amortized cost and fair value	168,944	83,661
Total investments	13,696,861	14,784,210
Cash and cash equivalents	1,089,407	948,626
Restricted cash and cash equivalents	437,286	415,160
Accrued interest receivable	79,109	81,223
Insurance and reinsurance premium balances receivable	3,810,316	3,012,419
Reinsurance recoverable on unpaid and paid losses	3,289,236	3,338,840
Deferred acquisition costs	708,679	474,061
Prepaid reinsurance premiums	1,157,228	809,274
Receivable for investments sold	16,430	11,621
Goodwill	102,003	102,003
Intangible assets	250,541	257,987
Value of business acquired	97,529	206,838
Other assets	283,861	317,915
Total assets	$25,018,486	$24,760,177

Liabilities
Reserve for losses and loss expenses	$11,952,734	$12,997,553
Unearned premiums	4,594,150	3,641,399
Insurance and reinsurance balances payable	1,282,585	899,064
Senior notes and notes payable	1,377,206	1,376,529
Payable for investments purchased	186,180	100,589
Other liabilities	372,626	403,779
Total liabilities	19,765,481	19,418,913

Shareholders' equity
Preferred shares	775,000	775,000
Common shares	2,206	2,206
Additional paid-in capital	2,295,633	2,299,166
Accumulated other comprehensive income (loss)	(163,168)	92,382
Retained earnings	6,135,625	5,979,666
Treasury shares, at cost	(3,792,291)	(3,807,156)
Total shareholders' equity	5,253,005	5,341,264

Total liabilities and shareholders' equity	$25,018,486	$24,760,177

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Three months ended		Six months ended
	2018	2017	2018	2017

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,185,548	$981,431	$2,352,950	$1,920,133
Net investment income	109,960	106,063	210,961	204,728
Net investment losses	(45,093)	(4,392)	(59,923)	(29,443)
Other insurance related income (losses)	3,730	2,560	10,335	(1,222)
Bargain purchase gain	—	15,044	—	15,044
Total revenues	1,254,145	1,100,706	2,514,323	2,109,240

Expenses
Net losses and loss expenses	706,641	605,332	1,367,986	1,212,273
Acquisition costs	231,952	204,361	461,212	394,153
General and administrative expenses	165,213	147,816	335,049	309,075
Foreign exchange losses (gains)	(44,099)	36,118	(6,239)	57,583
Interest expense and financing costs	17,098	12,751	33,861	25,543
Reorganization expenses	18,772	—	31,825	—
Amortization of value of business acquired	53,407	—	110,517	—
Amortization of intangible assets	4,029	—	6,811	—
Total expenses	1,153,013	1,006,378	2,341,022	1,998,627

Income before income taxes and interest in income (loss) of equity method investments	101,132	94,328	173,301	110,613
Income tax (expense) benefit	(996)	3,333	40	12,670
Interest in income (loss) of equity method investments	3,378	(1,975)	3,378	(7,741)
Net income	103,514	95,686	176,719	115,542
Preferred share dividends	10,656	10,656	21,313	25,497
Net income available to common shareholders	$92,858	$85,030	$155,406	$90,045

Per share data
Net income per common share:
Basic net income	$1.11	$1.01	$1.86	$1.06
Diluted net income	$1.11	$1.01	$1.85	$1.05
Weighted average number of common shares outstanding - basic	83,539	84,141	83,431	85,076
Weighted average number of common shares outstanding - diluted	83,984	84,511	83,853	85,647
Cash dividends declared per common share	$0.39	$0.38	$0.78	$0.76

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2018 AND 2017

	2018			2017
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,026,644	$624,181	$1,650,825	$764,202	$598,125	$1,362,327
Net premiums written	598,179	402,276	1,000,455	496,109	459,908	956,017
Net premiums earned	577,271	608,277	1,185,548	417,541	563,890	981,431
Other insurance related income	1,214	2,516	3,730	508	2,052	2,560
Net losses and loss expenses	(328,773)	(377,868)	(706,641)	(275,465)	(329,867)	(605,332)
Acquisition costs	(90,864)	(141,088)	(231,952)	(62,390)	(141,971)	(204,361)
Underwriting-related general and
administrative expenses(8)	(102,369)	(32,590)	(134,959)	(83,126)	(34,160)	(117,286)
Underwriting income (9)	$56,479	$59,247	115,726	$(2,932)	$59,944	57,012

Corporate expenses(8)			(30,254)			(30,530)
Net investment income			109,960			106,063
Net investment losses			(45,093)			(4,392)
Foreign exchange (losses) gains			44,099			(36,118)
Interest expense and financing costs			(17,098)			(12,751)
Bargain purchase gain			—			15,044
Reorganization expenses			(18,772)			—
Amortization of value of business acquired			(53,407)			—
Amortization of intangible assets			(4,029)			—
Income before income taxes and interest in income (loss) of equity method investments			$101,132			$94,328

Net loss and loss expense ratio	57.0%	62.1%	59.6%	66.0%	58.5%	61.7%
Acquisition cost ratio	15.7%	23.2%	19.6%	14.9%	25.2%	20.8%
General and administrative
expense ratio	17.7%	5.4%	13.9%	19.9%	6.1%	15.1%
Combined ratio	90.4%	90.7%	93.1%	100.8%	89.7%	97.6%

8Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to total general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $30 million and $31 million for the three months ended June 30, 2018 and 2017, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
9Consolidated underwriting income is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP measure, is presented above.

On January 23, 2018, AXIS Capital announced plans to realign its accident and health business by integrating this business and its operations into the Company's insurance and reinsurance operations. This realignment took place in the first quarter of 2018. Financial results relating to this business were previously included wholly in the results of the insurance segment. As a result of the realignment, effective January 1, 2018, accident and health results are included in the results of both the insurance and reinsurance segments. The results are inclusive of underwriting-related general and administrative expenses attributable to accident and health business. In addition, to facilitate comparison of information across periods, certain reclassifications have been made to prior year amounts to conform to the current year's presentation. These reclassifications did not impact results of operations, financial condition or liquidity.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	2018			2017
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,907,492	$2,406,128	$4,313,620	$1,309,464	$1,964,735	$3,274,199
Net premiums written	1,146,071	1,840,255	2,986,326	852,945	1,612,031	2,464,976
Net premiums earned	1,157,330	1,195,620	2,352,950	809,504	1,110,629	1,920,133
Other insurance related income (losses)	1,833	8,502	10,335	551	(1,773)	(1,222)
Net losses and loss expenses	(650,312)	(717,674)	(1,367,986)	(516,549)	(695,724)	(1,212,273)
Acquisition costs	(178,193)	(283,019)	(461,212)	(116,394)	(277,759)	(394,153)
Underwriting-related general and
administrative expenses(10)	(204,738)	(69,886)	(274,624)	(168,381)	(70,705)	(239,086)
Underwriting income (loss)(11)	$125,920	$133,543	259,463	$8,731	$64,668	73,399

Corporate expenses(10)			(60,425)			(69,989)
Net investment income			210,961			204,728
Net investment losses			(59,923)			(29,443)
Foreign exchange (losses) gains			6,239			(57,583)
Interest expense and financing costs			(33,861)			(25,543)
Bargain purchase gain			—			15,044
Reorganization expenses			(31,825)			—
Amortization of value of business acquired			(110,517)			—
Amortization of intangible assets			(6,811)			—
Income before income taxes and interest in income (loss) of equity method investments			$173,301			$110,613

Net loss and loss expense ratio	56.2%	60.0%	58.1%	63.8%	62.6%	63.1%
Acquisition cost ratio	15.4%	23.7%	19.6%	14.4%	25.0%	20.5%
General and administrative
expense ratio	17.7%	5.8%	14.3%	20.8%	6.4%	16.2%
Combined ratio	89.3%	89.5%	92.0%	99.0%	94.0%	99.8%
10Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to total general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $60 million and $70 million for the six months ended June 30, 2018 and 2017, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
11Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP measure, is presented above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Three months ended		Six months ended
	2018	2017	2018	2017

	(in thousands, except per share amounts)

Net income available to common shareholders	$92,858	$85,030	$155,406	$90,045
Net investment losses, net of tax(12)	40,562	4,450	56,535	28,679
Foreign exchange losses (gains), net of tax(13)	(43,320)	36,057	(9,794)	57,780
Reorganization expenses, net of tax(14)	16,216	—	26,798	—
Bargain purchase gain(15)	—	(15,044)	—	(15,044)
Operating income	$106,316	$110,493	$228,945	$161,460

Earnings per common share - diluted	$1.11	$1.01	$1.85	$1.05
Net investment losses, net of tax	0.49	0.05	0.68	0.34
Foreign exchange losses (gains), net of tax	(0.52)	0.43	(0.12)	0.68
Reorganization expenses, net of tax	0.19	—	0.32	—
Bargain purchase gain	—	(0.18)	—	(0.18)
Operating income per common share - diluted	$1.27	$1.31	$2.73	$1.89

Weighted average common shares and common share equivalents - diluted	83,984	84,511	83,853	85,647

Average common shareholders' equity	4,483,700	5,110,993	4,522,135	5,131,996

Annualized return on average common equity	8.3%	6.7%	6.9%	3.5%

Operating return on average common equity(16)	9.5%	8.6%	10.1%	6.3%

12Tax cost (benefit) of ($4,531) and $58 for three months ended June 30, 2018 and 2017, respectively, and $(3,388) and $(764) for the six months ended June 30, 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
13Tax cost (benefit) of $779 and ($61) for the three months ended June 30, 2018 and 2017, respectively, and $(3,555) and $197 for the six months ended June 30, 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
14Tax cost (benefit) of $(2,556) and $(5,027) for the three and six months ended June 30, 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
15Tax impact is nil.
16Operating return on average common equity is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to the most comparable GAAP financial measure annualized return on average common equity is provided in the table above, and a discussion of the rationale for the presentation of these items is included later in this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
EX-PGAAP OPERATING INCOME, EX-PGAAP OPERATING RETURN ON AVERAGE COMMON EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Three months ended		Six months ended
	2018	2017	2018	2017

	(in thousands, except per share amounts)

Net income available to common shareholders	$92,858	$85,030	$155,406	$90,045
Net investment losses, net of tax(12)	40,562	4,450	56,535	28,679
Foreign exchange losses (gains), net of tax(13)	(43,320)	36,057	(9,794)	57,780
Reorganization expenses, net of tax(14)	16,216	—	26,798	—
Bargain purchase gain(15)	—	(15,044)	—	(15,044)
Operating income	$106,316	$110,493	$228,945	$161,460
Amortization of VOBA and intangible assets, net of tax(17)	45,626	—	91,885	—
Amortization of acquisition costs, net of tax(18)	(32,109)	—	(64,873)	—
Ex-PGAAP operating income(2)	$119,833	$110,493	$255,957	$161,460

Earnings per common share - diluted	$1.11	$1.01	$1.85	$1.05
Net investment losses, net of tax	0.49	0.05	0.68	0.34
Foreign exchange losses (gains), net of tax	(0.52)	0.43	(0.12)	0.68
Reorganization expenses, net of tax	0.19	—	0.32	—
Bargain purchase gain	—	(0.18)	—	(0.18)
Operating income per common share - diluted	$1.27	$1.31	$2.73	$1.89
Amortization of VOBA and intangible assets, net of tax(17)	0.54	—	1.10	—
Amortization of acquisition cost, net of tax(18)	(0.38)	—	(0.77)	—
Ex-PGAAP operating income per common share - diluted(2)	$1.43	$1.31	$3.05	$1.89

Weighted average common shares and common share equivalents - diluted	83,984	84,511	83,853	85,647

Average common shareholders' equity	4,483,700	5,110,993	4,522,135	5,131,996

Annualized return on average common equity	8.3%	6.7%	6.9%	3.5%

Operating return on average common equity(16)	9.5%	8.6%	10.1%	6.3%

Ex-PGAAP operating return on average common equity(2)	10.7%	nm	11.3%	nm

nm - not meaningful
17Tax cost (benefit) of $(10,702) and $(21,553) for the three and six months ended June 30, 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
18Tax cost (benefit) of $7,532 and $15,217 for the three and six months ended June 30, 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters on our results of operations. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding our loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods we employ, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) our inability to purchase reinsurance or collect amounts due to us, (9) the breach by third parties in our program business of their obligations to us, (10) difficulties with technology and/or data security, (11) the failure of our policyholders and intermediaries to pay premiums, (12) the failure of our cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in our ratings with rating agencies, (16) the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in our industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity prices and/or currency values, (24) the failure to successfully integrate acquired businesses or realize the expected synergies resulting from such acquisitions, (25) the failure to realize the expected benefits or synergies relating to the Company's transformation program (26) changes in tax laws, and (27) the other factors set forth in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), as such factors may be updated from time to time in our periodic and other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

We present our results of operations in a way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this release, we present underwriting-related general and administrative expenses, consolidated underwriting income (loss), operating income (loss) (in total and on a per share basis), amounts presented on a constant currency basis, and pre-tax total return on cash and investments excluding foreign exchange movements, which are non-GAAP financial measures as defined in SEC Regulation G. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Underwriting-Related General and Administrative Expenses
Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While this measure is presented in the Segment Information note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these expenses are not incremental and/or directly attributable to our individual underwriting operations, these expenses are excluded from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income (loss). General and administrative expenses, the most comparable GAAP financial measure to underwriting-related general and administrative expenses, also includes corporate expenses.

The reconciliation of underwriting-related general and administrative expenses to general and administrative expenses, the most comparable GAAP measure, is presented in the Consolidated Segmental Data section of this press release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income (Loss)
Consolidated underwriting income (loss) is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (losses) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. While this measure is presented in the Segment Information note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it is appropriate to exclude net investment income and net investment gains (losses) from our underwriting profitability measure.

Bargain purchase gain, recognized upon the acquisition of Aviabel, reflects the amount by which the fair value of the net identifiable assets acquired exceeded the fair value of consideration transferred and is not indicative of future revenues of the company, therefore, this revenue is excluded from consolidated underwriting income (loss).

Foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange losses (gains) on our investment portfolio, generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance, therefore, foreign exchange losses (gains) are excluded from consolidated underwriting income (loss).

Interest expense and financing costs primarily relate to interest payable on our senior notes. As these expenses are not incremental and/or directly attributable to our individual underwriting operations, these expenses are excluded from underwriting-related general and administrative expenses, and consolidated underwriting income (loss).

Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process and are not representative of underlying business performance, therefore, these expenses are excluded from consolidated underwriting income (loss).

Amortization of intangible assets including VOBA arose from business decisions, the nature and timing of which are not related to the underwriting process therefore, these expenses are excluded from consolidated underwriting income (loss).

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income (loss) provides investors with an enhanced understanding of our results of operations, by

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

highlighting the underlying pre-tax profitability of our underwriting activities. The reconciliation of consolidated underwriting income (loss) to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented in the Consolidated Segmental Data section of this press release.

Operating Income (Loss)
Operating income (loss) represents after-tax operational results without consideration of after-tax net investment gains (losses), foreign exchange losses (gains), and reorganization expenses and bargain purchase gain.

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income (loss) and foreign exchange losses (gains) realized upon the sale of these investments in net investment gains (losses). These unrealized and realized foreign exchange rate movements generally offset a large portion of the foreign exchange losses (gains) reported separately in net income (loss) available (attributable) to common shareholders, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the foreign exchange losses (gains) in our Consolidated Statement of Operations in isolation are not a fair representation of the performance of our business.

Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process and are not representative of underlying business performance, therefore, these expenses are excluded from consolidated underwriting income (loss).

Bargain purchase gain, recognized upon the acquisition of Aviabel, reflects the amount by which the fair value of the net identifiable assets acquired exceeded the fair value of consideration transferred and is not indicative of future revenues of the company, therefore, this revenue is excluded from consolidated underwriting income (loss).

Certain users of our financial statements evaluate performance excluding after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses and bargain purchase gain to understand the profitability of recurring sources of income.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

We believe that showing net income (loss) available (attributable) to common shareholders exclusive of net investment gains (losses), foreign exchange losses (gains), reorganization expenses and bargain purchase gain reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP measure, is presented in the Non-GAAP Financial Measures Reconciliation section in this release.

Constant Currency Basis
We present gross premiums written, net premiums written and net premiums earned on a constant currency basis in this release. The amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts. We believe this presentation enables investors and other users of our financial information to analyze growth in gross premiums written, net premiums written and net premiums earned on a constant basis. The reconciliation to gross premiums written, net premiums written and net premiums earned on a GAAP basis is presented in Insurance Segment and Reinsurance Segment sections in this release.

Pre-Tax Total Return on Cash and Investments excluding Foreign Exchange Movement
Pre-tax total return on cash and investments excluding foreign exchange movements measures net investment income (loss), net investments gains (losses), interest in income (loss) of equity method investments, and change in unrealized gains (losses) generated by our average cash and investment balances. The reconciliation of pre-tax total return on cash and investments excluding foreign exchange movements to pre-tax total return on cash and investments, the most comparable GAAP financial measure is presented in the Investments section in this release.

We believe this presentation enables investors and other users of our financial information to analyze the performance of our investments.

Non-GAAP Financial Measures
We also present operating income (loss) per diluted common share and annualized operating return on average common equity ("annualized operating ROACE"), which are derived from the operating income (loss) measure and are reconciled to the most comparable GAAP financial measure in the Non-GAAP Financial Measures Reconciliation in this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Ex-PGAAP operating income (loss) and ex-PGAAP operating ROACE
Ex-PGAAP operating income (loss) represents operating income (loss) adjusted for amortization of VOBA and intangible assets, net of tax and amortization of acquisition costs, net of tax associated with Novae's balance sheet at October 2, 2017. We present annualized operating return on average common equity adjusted for these purchase accounting impacts ("ex- PGAAP operating ROACE") in this release, which is derived from the ex-PGAAP operating income (loss) measure. Ex-PGAAP operating ROACE is calculated by dividing ex-PGAAP operating income (loss) by weighted average common shares and common share equivalents - diluted. The reconciliation of ex-PGAAP operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure is also provided in the Non-GAAP Financial Measures Reconciliation in this release. We believe the presentation of ex-PGAAP operating ROACE enables investors and other users of our financial information to better analyze the performance of our business.

On October 2, 2017, AXIS Capital acquired Novae. The Company identified VOBA which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction. In addition, the allocation of the purchase price to the assets acquired and liabilities assumed of Novae based on estimated fair values at the purchase date, resulted in the write-off of the deferred acquisition cost asset on Novae's balance sheet at the purchase date as the value of policies in-force on that date are considered within VOBA. Consequently, underwriting income (loss) in the three and six months ended June 30, 2018 included the recognition of premium attributable to Novae's balance sheet at the purchase date without the recognition of the associated acquisition costs.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com